Exhibit 99.1

Annual CEO Certification

(Section 303A.12 (a) of the New York Stock Exchange Listed Company Manual)

As the Chief Executive Officer of Burlington Northern Santa Fe Corporation and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE’s Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed on Exhibit H to the Company’s Domestic Company Section 303A Annual Written Affirmation.

/s/ Matthew K. Rose
Matthew K. Rose Chairman, President and Chief Executive Officer May 18, 2006

[This certification is without qualification.]